EXHIBIT 10.1

SECOND AMENDMENT TO LETTER AGREEMENT

This Second Amendment (“Second Amendment”) is entered into as of June 21, 2019 by and between Las Vegas Sands Corp., a Nevada corporation ("LVSC"), and Las Vegas Sands, LLC, a wholly owned subsidiary of LVSC (together with LVSC, the “Company”) and Lawrence A. Jacobs (“you”) for the purpose of amending, changing and modifying terms of that certain letter agreement between the Company and you, dated August 23, 2016 (the “Agreement”), and the First Amendment to the Agreement dated October 9, 2018 (“First Amendment”), in accordance with Section 18 of the Agreement. The reason for this Second Amendment is your desire to pursue other opportunities and interests and the Company’s desire for you to continue your employment beyond July 31, 2019. Therefore, we have agreed to this Second Amendment to provide for an orderly transition of your duties and to allow you to depart the Company earlier than anticipated in the Agreement.

In consideration of the mutual promises, covenants, conditions and provisions contained herein, the Company and you agree as set forth below.

1.Defined Terms. Capitalized terms that are used but not defined in this Second Amendment shall have the meanings assigned to those terms in the Agreement.

2.Term. Section 3 (Term) of the Agreement as amended by the First Amendment is deleted in its entirety and replaced with the following language:

“3.    Term.

(a)
The term of your employment under this Agreement shall commence as of September 6, 2016 and at anytime after August 1, 2019, shall terminate upon two (2) weeks’ written notice to you from the Company unless terminated sooner as provided under the terms of the Agreement. Effective as of January 1, 2020, you may also terminate this Agreement upon two (2) weeks’ written notice to the Company.

(b)
In consideration of this Second Amendment, the Company will pay you a one-time retention bonus in the amount of One Million Two Hundred Sixty Thousand Eight Hundred Thirty-Three Dollars ($1,260, 833.00), subject to applicable withholdings, payable as of the first payroll period after August 1, 2019.

(c)	Upon notice of termination by either you or the Company in accordance with subparagraph (a) above, you shall be entitled to receive:

(i.)
A pro rata payment of the amount of your Bonus Incentive for 2019 measured from August 1, 2019, i.e., a pro rata portion of $370,834.00, (subject to withholdings), payable within the next payroll period following termination of employment; and

(ii.)
subject to approval by the Compensation Committee of the Company’s Board of Directors, accelerated vesting of remaining unvested options awarded and scheduled to vest on September 6, 2019 and September 6, 2020, as set forth in Section 6 of the Agreement; and

(iii.)	reimbursement for expenses incurred, but not paid prior to notice of termination, subject to receipt of supporting information by the Company consistent with Company policy; and

(iv.)	such other compensation and benefits as may be required by applicable law.”

3.Other Activities. Notwithstanding anything in the Agreement to the contrary, you shall be permitted during the Term to engage in other activities that do not compete with the Company and do not interfere with your duties. These other activities include, but are not limited to, joining the board of other companies or entities that do not compete with the Company, and associating with a law firm in an “Of Counsel” position so long as the law firm is not actively representing any other person or entity in a matter adverse to the Company.

4.Transitioning of Duties. At any time during the Term, you shall assist with the transitioning of your position as Executive Vice President and Global General Counsel to a successor, including, but not limited to, assisting in the recruitment of your successor as requested, and transitioning some or all of your status, position, duties or responsibilities, in accordance with the directions of the Company’s Chairman & CEO, or his designee.

5.Amendment and Transitioning Are Not Good Reason or without Cause. You acknowledge and agree that (a) this Second Amendment and any of the circumstances and/or negotiations leading up to this Second Amendment will not be construed so as to be the basis for a termination of your employment by you for Good Reason or by the Company without Cause and (b) notwithstanding anything to the contrary in Section 13b. of the Agreement, the transitioning set forth in Section 4 of this Second Amendment shall not constitute Good Reason or termination by the Company without Cause.

6.Entire Agreement. This Second Amendment together with the Agreement and the First Amendment contain the entire agreement between the Company and you with respect to the subject matter hereof and no representations, oral or written, are being relied upon by either the Company or you in executing this Second Amendment other than the express representations of this Second Amendment, and the Agreement and the First Amendment. As authorized by the Company’s Compensation Committee, any executive officer of the Company may execute this Second Amendment on the Company’s behalf.

7.Original Agreement. Except as expressly modified by this Second Amendment, the terms and conditions of the Agreement are, and shall continue to remain, in full force and effect. In the event of a conflict between the terms of this Second Amendment and the Agreement or the First Amendment, the terms of this Second Amendment shall control.

The Company and you have read, understood, and duly executed this Amendment by their signatures, effective June 21, 2019.

LAWRENCE A. JACOBS	LAS VEGAS SANDS CORP.
/s/ Lawrence A. Jacobs	By:	/s/ Robert G. Goldstein
	Name:	Robert G. Goldstein
	Title:	President & COO

LAS VEGAS SANDS, LLC
	By:	/s/ Robert G. Goldstein
	Name:	Robert G. Goldstein
	Title:	President & COO

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